As filed with the Securities and Exchange Commission on October 4, 2006

Registration No. 333- [           ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                AMERICAN BANCORP OF NEW JERSEY, INC.
(Exact name of registrant as specified in its charter)

United States	55-0897507
(State or other jurisdiction of incorporation or organization) 365 Broad Street, Bloomfield, New Jersey (Address of principal executive offices)	(I.R.S. Employer Identification No.) 07003 (Zip Code)

AMERICAN BANCORP OF NEW JERSEY, INC.
              2006 EQUITY INCENTIVE PLAN
(Full title of the plan)

James S. Fleischer
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership including professional corporations)
1700 Wisconsin Avenue, N.W.
                                    Washington, D.C. 20007
(Name and address of agent for service)

                                     (202) 295-4500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par Value $.10 per share	1,081,117 shares	$11.94(2)	$12,908,536	$1,382(2)

______________________________
(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares set forth above, an indeterminate number of shares which, by reason of certain events specified in the Plan, may become subject to the Plan.
(2)	Estimated, pursuant to Rule 457(c) and (h), solely for the purpose of calculating the registration fee. The shares being registered hereby are being registered based upon the average of the high and low prices per share of the common stock on the Nasdaq Global Market of $11.94 per share on October 2, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

             The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the American Bancorp of New Jersey, Inc. 2006 Equity Incentive Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

             Such document(s) are not being filed with the Commission, but they constitute (along with the documents incorporated by reference into this Form S-8 pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act ("Prospectus").

I-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Certain Documents by Reference.

             The following documents previously or concurrently filed by American Bancorp of New Jersey, Inc. (the "Company") with the Commission are hereby incorporated by reference in this Registration Statement and the Prospectus, which has been or will be delivered to the participants receiving Awards under the Plan:

1.	the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2005 (File No. 000-51500), filed on December 28, 2005, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

2.	the quarterly report on Form 10-Q of the Company for the three, six and nine months ended December 31, 2005, March 31, 2006 and June 30, 2006 (File No. 000-51500) filed on February 14, 2006, May 15, 2006 and August 14, 2006, respectively;

3.	the Company's proxy statement for its annual meeting of stockholders held on May 23, 2006, (File No. 000-51500) filed on April 20, 2006;
4.	the Company's current reports on Form 8-K filed on January 31, March 1, May 3, May 26, July 31, August 24, and September 7, 2006 (File No. 000-51500); and
5.	the description of the common stock, par value $.10 per share, of the Registrant contained in the Registrant's Registration Statement on Form 8-A (File No. 000-51500) filed with the Commission on August 17, 2005, and all amendments thereto or reports filed for the purpose of updating such description.

             All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

             This incorporation by reference of the Company's proxy statement for its annual meeting of stockholders shall not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K) or the information provided under Item 9 of any current report on Form 8-K.

             The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to the Secretary, American Bancorp of New Jersey, Inc., 365 Broad Street, Bloomfield, New Jersey 07003, telephone number (973) 748-3600.

             All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

             Not applicable.

Item 5. Interests of Named Experts and Counsel.

             Not applicable.

Item 6. Indemnification of Directors and Officers.

             Section 14A:3-5 of the New Jersey Business Corporation Act describes those circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

             Section 18 of the Certificate of Incorporation of the Company require indemnification of directors, officers, employees or agents of the Company to the full extent permissible under New Jersey law.

             The registrant believes that these provisions assist the registrant in, among other things, attracting and retaining qualified persons to serve the registrant and its subsidiary. However, a result of such provisions could be to increase the expenses of the registrant and effectively reduce the ability of stockholders to sue on behalf of the registrant because certain suits could be barred or amounts that might otherwise be obtained on behalf of the registrant could be required to be repaid by the registrant to an indemnified party.

             The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by the person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions of the Certificate of Incorporation.

             Additionally, the Company has in force a directors and officers liability policies for claims directly against directors and officers and for claims where the Company is required to indemnify directors and officers.

Item 7. Exemption from Registration Claimed.

             Not applicable.

Item 8. Exhibits.

             See Exhibit Index following the signature page.

Item 9. Undertakings.

             (a)             The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:
	(i)	Include any Prospectus required by section 10(a)(3) of the Securities Act;
	(ii)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

             (b)             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c)             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned in the City of Bloomfield, State of New Jersey, on September 29, 2006.

AMERICAN BANCORP OF NEW JERSEY, INC.
By:	/s/ Fred G. Kowal Fred G. Kowal President and Chief Operating Officer (Duly Authorized Representative)

             KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred G. Kowal his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ W. George Parker	/s/ Joseph Kliminski

W. George Parker Dated: September 29, 2006	Joseph Kliminski Dated: September 29, 2006
Chairman	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Fred G. Kowal	/s/ Eric B. Heyer
Fred G. Kowal Dated: September 29, 2006	Eric B. Heyer Dated: September 29, 2006
President, Chief Operating Officer and Director	Senior Vice President, Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ H. Joseph North	/s/ James W. Ward, III
H. Joseph North Dated: September 29, 2006	James W. Ward, III Dated: September 29, 2006
Director	Vice Chairman

/s/ Stanley Obal	/s/ Robert A. Gaccione
Stanley Obal Dated: September 29, 2006	Robert Gaccione Dated: September 29, 2006
Director	Director

/s/ Vincent S. Rospond
Vincent S. Rospond Dated: September 29, 2006
Director

EXHIBIT INDEX

Exhibit Number	Document
5	Opinion of Silver, Freedman & Taff, L.L.P.
23	Consent of Crowe Chizek and Company LLC
99	American Bancorp of New Jersey, Inc. 2006 Equity Incentive Plan